UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2011

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Standard; Transfer of Listing.

On September 12, 2011, YRC Worldwide Inc. (the “Company”) received an additional staff determination letter from The NASDAQ Stock Market (“NASDAQ”) stating that, based on the closing bid price of the Company’s common stock for the last 30 consecutive business days, a deficiency exists with regard to NASDAQ Listing Rule 5450(a)(1), which requires a minimum bid price of $1.00 per share. Pursuant to NASDAQ’s broad discretionary authority under Listing Rule 5101, the staff determination letter determined not to provide the Company with a compliance period of 180 days generally provided under the Listing Rules, and that, accordingly, this matter serves as an additional basis for delisting the Company’s common stock from NASDAQ.

As previously disclosed, on July 22, 2011, the Company received a staff determination letter from NASDAQ stating that the Company’s common stock should be delisted because the Company issued Series B Convertible Preferred Stock, 10% Series A Convertible Senior Secured Notes due 2015, and 10% Series B Convertible Senior Secured Notes due 2015 at the closing of the Company’s exchange offer and related restructuring transactions in violation of NASDAQ Listing Rules 5635(b) and 5635(d) and because such issuance raises public interest concerns under NASDAQ Listing Rule 5101. The Company has appealed the staff’s determination, including its determination with respect to the closing bid price deficiency, to a hearing panel pursuant to the procedures set forth in the NASDAQ Listing Rule 5800 series.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amended and Restated Certificate of Incorporation

Following stockholder approval of the Agreement and Plan of Merger (the “Merger Agreement”) between the Company and its recently formed, wholly-owned subsidiary, YRC Merger Sub, Inc., the Company filed a Certificate of Merger with the Delaware Secretary of State on September 16, 2011, in connection with which the Company’s certificate of incorporation was amended and restated.

Effective as of September 16, 2011, the Company’s amended and restated certificate of incorporation (the “New Charter”) increased the Company’s authorized capital stock to 10.005 billion shares of capital stock, consisting of 5.0 million shares of preferred stock, par value $1.00 per share, and 10.0 billion shares of common stock, par value $0.01 per share. Under the Company’s prior certificate of incorporation (the “Prior Charter”), the Company’s authorized capital stock consisted of 85.0 million shares of capital stock, consisting of 5.0 million shares of preferred stock, par value $1.00 per share, and 80.0 million shares of common stock, par value $0.01 per share. Upon the effectiveness of the New Charter, and pursuant to the certificate of designations for the Company’s Series B Convertible Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), the Series B Preferred Stock will automatically convert into shares of the Company’s common stock at a rate equal to 372.6222 shares of common stock for each share of Series B Preferred Stock, rounded down to the nearest whole common share.

As provided in the New Charter and pursuant to the terms of the indentures governing the Company’s 10% Series A Convertible Senior Secured Notes due 2015 (the “Series A Notes”) and the Company’s 10% Series B Convertible Senior Secured Notes due 2015 (the “Series B Notes”), the Series A Notes and the Series B Notes are entitled to vote along with the common stock on an as converted basis, but after giving effect to certain limitations set forth in the New Charter and such indentures. For the purposes of the New Charter, “voting power” refers to the voting power of the outstanding capital stock of the Company and the voting power of the Series A Notes and the Series B Notes, voting together with the stockholders as a single class. The voting power of the Series A Notes and the Series B Notes may not be amended, altered or repealed while any of the Series A Notes or Series B Notes, as the case may be, are outstanding without the affirmative vote of the majority of the outstanding principal amount of the Series A Notes or Series B Notes, as the case may be.

Under the New Charter, the Company elects not to be governed by Section 203 of the Delaware General Corporation Law, in contrast to the Company’s Prior Charter. Furthermore, the New Charter does not require any “super-majority” approval of certain business combination transactions.

Under the New Charter, members of the board of directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power. However, vacancies on the board of directors resulting from the death, resignation, retirement, disqualification or removal of a director appointed by the International Brotherhood of Teamsters (the “IBT”) may be filled solely by the IBT as the holder of the one share of the Company’s Series A Voting Preferred Stock, par value $1.00 per share (the “Series A Voting Preferred Stock”).

Under the New Charter, stockholders are entitled to take action by written consent if the consent is signed by holders of not less than the minimum voting power that would be necessary to authorize or take the action at a stockholder meeting and if the board of directors approves in advance of the taking of such action. Special meetings of the stockholders may be called by certain officers of the Company or by the secretary of the Company upon written request of the board of directors or of stockholders representing at least 25% of the voting power. The Prior Charter did not permit stockholders to take actions by written consent and provided that special meetings of the stockholders could only be called by the board of directors or certain officers of the Company.

The New Charter provides that the bylaws of the Company may be amended or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of the voting power or by the affirmative vote of a majority of the whole board of directors. The Prior Charter required the affirmative vote of 75% of the outstanding voting shares or the affirmative vote of a majority of the board of directors to accomplish the same.

The description of the New Charter is qualified in its entirety by reference to the full text of the Amended and Restated Certificate of Incorporation of the Company, attached hereto as Exhibit 3.1 and incorporated by reference.

Amended and Restated Bylaws

Pursuant to the terms of the Merger Agreement, the Company’s bylaws were also amended and restated. The Company’s amended and restated bylaws (the “New Bylaws”), effective as of September 16, 2011, largely modify certain provisions of the Company’s prior Bylaws (the “Prior Bylaws”) to conform to the New Charter adopted in the Charter Amendment Merger. Like the New Charter, the New Bylaws provide that, among other things, special meetings of the stockholders may be called by the secretary of the Company, upon the written request of stockholders representing at least 25% of the voting power if certain notice requirements are met. The New Bylaws provide that stockholders are entitled to take action by written consent if the consent is signed by holders of not less than the minimum voting power that would be necessary to authorize or take the action at a stockholder meeting and if the board of directors approves in advance of the taking of such action. The New Bylaws may be amended or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of the voting power or by the affirmative vote of a majority of the whole board of directors.

The New Bylaws also contain several new provisions relating to the election of directors and the affairs of the board of directors. The New Bylaws provide that, subject to the rights of the holders of one or more series of preferred stock to elect directors pursuant to the terms of such preferred stock, the election of directors is determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Under the New Bylaws, a majority of the whole board of directors constitutes a quorum at board of directors meetings. Under the Prior Bylaws, one-third of the total number of the whole board of directors, but not less than two directors, constituted a quorum at board of directors meetings. The New Bylaws require that the Chairman of the board of directors not be the Chief Executive Officer of the Company, while the Prior Bylaws permitted the Chairman of the board of directors to serve as an officer of the Company. The New Bylaws also contain a requirement that, subject to any applicable stock exchange or regulatory requirements vesting sole decision-making authority in a committee, all decisions made by any committee of the board of directors that does not have a director nominated by the holder of the Series A Voting Preferred Stock as a member are subject to ratification by the entire board of directors, except to the extent that such decisions are not material to the business or operations of the Company and its subsidiaries, as a whole, or relate to ministerial functions.

The description of the New Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws of the Company, attached hereto as Exhibit 3.2 and incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

3.1	Amended and Restated Certificate of Incorporation of YRC Worldwide Inc.

3.2	Amended and Restated Bylaws of YRC Worldwide Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: September 16, 2011	By:	/s/ Jeff P. Bennett
Jeff P. Bennett
Vice President-Legal, Interim General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of YRC Worldwide Inc.

3.2	Amended and Restated Bylaws of YRC Worldwide Inc.

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